CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - JULY 2011

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,675.512 units) at June 30, 2011	$8,224,323
Additions of 8.442 units on July 31, 2011	10,000
Redemptions of (0.000) units on July 31, 2011	0
Offering Costs	(3,859)
Net Income (Loss) - July 2011	871,702

Net Asset Value (7,683.954 units) at July 31, 2011	$9,102,166

Net Asset Value per Unit at July 31, 2011	$1,184.57

Partners' Capital - Class B

Net Asset Value (5.000 units) at June 30, 2011	$4,656
Additions of 43.465 units on July 31, 2011	45,000
Redemptions of (0.000) units on July 31, 2011	0
Offering Costs	(2)
Net Income (Loss) - July 2011	523

Net Asset Value (48.465 units) at July 31, 2011	$50,177

Net Asset Value per Unit at July 31, 2011	$1,035.32

Partners' Capital - Class C

Net Asset Value (7,567.634 units) at June 30, 2011	$8,255,980
Additions of 0.000 units on July 31, 2011	0
Redemptions of (0.000) units on July 31, 2011	0
Offering Costs	(3,874)
Net Income (Loss) - July 2011	871,535

Net Asset Value (7,567.634 units) at July 31, 2011	$9,123,641

Net Asset Value per Unit at July 31, 2011	$1,205.61

Partners' Capital - Class D

Net Asset Value (117.979 units) at June 30, 2011	$110,262
Additions of 145.745 units on July 31, 2011	151,510
Redemptions of (0.000) units on July 31, 2011	0
Offering Costs	(52)
Net Income (Loss) - July 2011	12,436

Net Asset Value (263.724 units) at July 31, 2011	$274,156

Net Asset Value per Unit at July 31, 2011	$1,039.56

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$294,809
Change in unrealized	1,032,758

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	776,150
Net Investment Income (Loss)	601
2,104,318

Expenses:
Management fee	31,148
Performance fee	271,532
General Partner fee	15,573
Sales and brokerage fee	22,938
Operating expenses	6,931
348,122
Net Income (Loss) - July 2011	$1,756,196

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on July 31, 2011	$1,184.57
Net Asset Value per Unit on June 30, 2011	$1,071.50
Unit Value Monthly Gain (Loss) %	10.55%
Fund 2011 calendar YTD Gain (Loss) %	5.88%

Partners' Capital - Class B

Net Asset Value per Unit on July 31, 2011	$1,035.32
Net Asset Value per Unit on June 30, 2011	$931.29
Unit Value Monthly Gain (Loss) %	11.17%
Fund 2011 calendar YTD Gain (Loss) %	3.53%

Partners' Capital - Class C

Net Asset Value per Unit on July 31, 2011	$1,205.61
Net Asset Value per Unit on June 30, 2011	$1,090.96
Unit Value Monthly Gain (Loss) %	10.51%
Fund 2011 calendar YTD Gain (Loss) %	6.82%

Partners' Capital - Class D

Net Asset Value per Unit on July 31, 2011	$1,039.56
Net Asset Value per Unit on June 30, 2011	$934.59
Unit Value Monthly Gain (Loss) %	11.23%
Fund 2011 calendar YTD Gain (Loss) %	3.96%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Theresa D. Becks
Theresa D. Becks
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

Fixed Income Trading Drives Substantial Gains in July…

During the month of July, the markets were fixated on the ongoing sovereign debt crisis in both Europe and the U.S.  As risky assets suffered, bond prices were driven higher from investors flocking to the safety of fixed income, yielding strong gains for the Fund’s global long position.  While U.S. Treasuries finished the month up over 2%, U.K. Gilts finished up 4%, German Bunds were up 3.5%, Japanese Bonds closed up 5% and Canadian Bonds increased by 2.5%.

Additional gains were recorded in foreign exchange trading as the U.S. Dollar continued its downward trend against most major currencies.  The U.S. Dollar, in particular, fell to new all-time lows against the Swiss Franc and the New Zealand Dollar, some of the best performing markets for the Fund in July.

Commodity trading was also strongly positive in July, particularly from precious metals, as safe-haven buying supported prices in gold and silver.  Additional profits came from soft commodities as sugar continued its upward trend, gaining 12% in July, on signs that Brazil’s production would not match expectations.  The base metals and energy sector yielded small gains, while grains yielded small losses.

The stock index sector was the only losing sector during the month as European sovereign debt remained a concern, economic data was mixed to weaker–than-expected, and the U.S. debt-ceiling and deficit-reduction debate took center stage.  While the Fund reduced net long exposure in Europe, position exposure increased in the Pacific Rim and in North America.

While it does take fortitude in these volatile markets, our commitment to a systematic discipline and a steady risk posture provides the opportunity to profit from market trends.

Please do not hesitate to call with questions.

Sincerely,

Terri Becks
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.